UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held at 10:00 a.m., on Wednesday, May 22, 2019 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.

The Annual Meeting will be held for the following purposes:

1.	to consider the election of fifteen directors of the Company for terms expiring in 2020;

2.	to consider the approval, by non-binding vote, of the 2018 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

3.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 25, 2019 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on March 25, 2019 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she previously voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for the Company’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN
Chairman and Chief Executive Officer

Melville, New York
April 9, 2019

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 25, 2019 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 149,471,396 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April 9, 2019. A copy of our 2018 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2 and 3 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your 401(k) Plan account will not be voted.

Shares of common stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the say-on-pay proposal and “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 28, 2019 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the fifteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2018 Annual Meeting of Stockholders. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 25, 2019, concerning the nominees:

Name	Age	Position
Barry J. Alperin	78	Director
Gerald A. Benjamin	66	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	69	Chairman, Chief Executive Officer, Director
James P. Breslawski	65	Vice Chairman, President, Director
Paul Brons	77	Director
Shira Goodman	58	Director
Joseph L. Herring	63	Director
Kurt P. Kuehn	64	Director
Philip A. Laskawy	77	Director
Anne H. Margulies	63	Director
Mark E. Mlotek	63	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	61	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	76	Director
E. Dianne Rekow, DDS, Ph.D.	74	Director
Bradley T. Sheares, Ph.D.	62	Director

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. The Company values Mr. Alperin’s financial expertise and his extensive experience in corporate and securities laws and corporate governance matters. Additionally, as the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Alperin’s experience leading Hasbro’s mergers and acquisitions and global expansion efforts. Mr. Alperin currently serves as a director of: Fiesta Restaurant Group, Inc. (and is Chairman of its finance committee and a member of its audit committee); Jefferies Financial Group, Inc. (formerly known as Leucadia National Corporation), a diversified financial services company engaged in investment banking, capital markets, asset management and principal investing (and is a member of its audit committee, compensation committee, nominating and corporate governance committee and valuation oversight committee); and Jefferies Group L.L.C., a full service global investment banking firm (and is a member of its audit committee, compensation committee and corporate governance and nominating committee). Mr. Alperin is also a director of Weeks Marine, Inc., a privately held marine construction company. He currently serves as a trustee of The Caramoor Center for Music and the Arts (and a member of its executive committee), President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chair of the audit committee of the national organization.

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction from 1993 to 2000. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 12 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin directs our Global Services functions in North America, South America, Europe, Asia, Australia and New Zealand. These functions include all aspects of the supply chain (distribution, inventory management and transportation for over 3.5 million square feet of distribution space), human resources (for more than 18,000 employees in 31 countries), information services, customer services, security and financial operations.

STANLEY M. BERGMAN has been with the Company since 1980, including as Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee and our Technology Advisory Board. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of $600 million in 1995 to $13.2 billion in 2018. Mr. Bergman serves as a board member or advisor for numerous institutions, including New York University College of Dentistry, the University of Pennsylvania School of Dental Medicine, the Columbia University Medical Center, Hebrew University, Tel Aviv University, the University of the Witwatersrand Fund, the World Economic Forum’s Health Care Governors and the Business Council for International Understanding. Mr. Bergman is also a member of the boards of numerous charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as Vice Chairman since March 2018, President since 2005 and as a director since 1992. He is also a member of our Executive Management Committee. Mr. Breslawski held the position of Chief Executive Officer of our Global Dental Group from 2005 to March 2018. He also held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski partners with our senior leadership team to address corporate and strategic priorities. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the board of directors of the American Dental Trade Association, Chairman of the board of directors of the Dental Trade Alliance Foundation and President of the Dental Dealers of America. He is also a member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is also a Certified Public Accountant.

PAUL BRONS has been a director since 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro, and from 1965 to 1975 in marketing and general management functions for Organon in various Middle East and Latin American countries. Both Organon and Chefaro operated within the Akzo Nobel group. Mr. Brons brings to the Company’s Board of Directors knowledge of the pharmaceutical industry and experience with international business operations and relations. The Board of Directors is also aided by Mr. Brons’ knowledge of European business culture and his strategic focus on European health care issues. Mr. Brons was honored in 1996 by Her Majesty the Queen with the decoration of Knight of the Order of Lion of the Kingdom of the Netherlands, the country’s highest civilian order, conferred for his meritorious achievements for Akzo Nobel and other international activities.

SHIRA GOODMAN has been a director since May 2018. Ms. Goodman currently serves as an Advisory Director for Charlesbank Capital Partners, LLC. Ms. Goodman was the Chief Executive Officer of Staples, Inc. from 2016 to January 2018 (including as President and interim CEO from June 2016 to September 2016). Ms. Goodman served in roles with increasing responsibility at Staples since joining in 1992, including President, North American Operations from January 2016 to June 2016, and President, North American Commercial from 2014 to June 2016. Prior to that, she served as Executive Vice President of Global Growth from 2012 to 2014, Executive Vice President of Human Resources from 2009 to 2012, Executive Vice President of Marketing from 2001 to 2009, and in various other management positions. Prior to Staples, Ms. Goodman worked at Bain & Company from 1986 to 1992, in project design, client relationships and case team management. While at Bain, Ms. Goodman championed the company’s initial business plan for its business-to-business delivery strategy. The Company values Ms. Goodman’s extensive experience in business operations, marketing, sales force management, business growth and distribution logistics. Additionally, the Board of Directors values Ms. Goodman’s knowledge of compensation and corporate governance matters. Ms. Goodman was listed in Fortune magazine’s Most Powerful Women in 2017. Ms. Goodman currently serves as a director of CarMax Inc. (and is Chair of its nominating and governance committee). During the past five years, Ms. Goodman served as a director of Staples, Inc.

JOSEPH L. HERRING has been a director since 2016. From 2005 to 2015, Mr. Herring served as Chief Executive Officer of Covance Inc., a drug development services company, and as Chairman of the board of directors of Covance from 2006 until its acquisition by Laboratory Corporation of America, Inc. in 2015. Mr. Herring previously served in several executive roles with Covance, including President and Chief Operating Officer, President of Early Development Services and Corporate Vice President and General Manager for its North American Preclinical Operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation over the course of his 19 years with the combined companies. The Company’s Board of Directors values Mr. Herring’s more than 35 years of experience in the healthcare industry. Mr. Herring also brings to the Company’s Board of Directors comprehensive knowledge in pharmaceuticals, management, sales and corporate governance matters. Mr. Herring currently serves on the nonprofit board for University Medical Center of Princeton and previously served on the board of the Association of Clinical Research Organizations, of which he served as chairman. During the past five years, Mr. Herring served as a director of Covance Inc. and Team Health Holdings Inc.

KURT P. KUEHN has been a director since 2016. He is also a member of our Technology Advisory Board. Mr. Kuehn was Chief Financial Officer of United Parcel Service, Inc. (“UPS”), a global leader in logistics, from 2008 until 2015. Prior to his appointment as CFO, Mr. Kuehn was Senior Vice President Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’ first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career included leadership roles in sales and marketing, engineering, operations and strategic cost planning. He was also a member of UPS’ corporate sustainability steering committee, sponsored UPS’ first sustainability report and supported the sustainability activities of UPS for over 10 years. Mr. Kuehn is also a director at NCR Corporation (and is Chair of its audit committee and a member of its executive committee). Mr. Kuehn brings to the Company’s Board of Directors extensive experience with distribution logistics, and as the CFO of UPS for eight years, comprehensive knowledge in corporate finance and accounting. Additionally, the Board of Directors values Mr. Kuehn’s insights in strategic cost planning, corporate social responsibility and the needs of global customers. Mr. Kuehn was awarded the 2015 E3 Lifetime Service Award for sustainability support by the Metro Atlanta Chamber and the 2013 C.K. Prahalad Award for Global Business Sustainability Leadership from the Corporate Eco Forum. Additionally, Mr. Kuehn has published several articles on sustainability in various journals including co-authoring an article on the financial case for sustainability titled Sustainability a CFO Can Love (published in the Harvard Business Review). Mr. Kuehn is currently an active member of the Standards Board of the Sustainability Accounting Standards Board (SASB).

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the board of directors of Covetrus, Inc. (and serves as the lead independent director and as a member of its nominating and governance committee), Lazard Ltd. (and is Chairman of its audit committee and is a member of its compensation committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy brings to the Company’s Board of Directors exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae).

ANNE H. MARGULIES has been a director since May 2018. She is also a member of our Technology Advisory Board. Ms. Margulies has been the Vice President and Chief Information Officer for Harvard University since 2010. She is responsible for information technology strategy, policies and services for the university. Prior to that, she was the Assistant Secretary for Information Technology and Chief Information Officer for the Commonwealth of Massachusetts from 2007 to 2010, responsible for the strategy, policies and overall management of information technology across the state’s government. With information technology playing an increasingly important role in the Company’s business, the Board of Directors values Ms. Margulies’ more than 35 years of information security expertise (including cybersecurity) and strategic information technology leadership. Ms. Margulies has been a member of the Massachusetts Technology Collaborative Board since 2012. In 2015, Ms. Margulies was named 2015 Boston CIO Leader of the Year by the Boston Business Journal along with the Boston CIO Leadership Association and in 2017, she was named by IDG Enterprises to the 2017 CIO Hall of Fame in CIO Magazine.

MARK E. MLOTEK has been with the Company since 1994, in his current position as Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995. He is also a member of our Executive Management Committee and our Technology Advisory Board. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate

Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining the Company, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s important supplier partnership arrangements and global strategic planning function.

STEVEN PALADINO has been with the Company since 1987, in his current position as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also has responsibility for Henry Schein Financial Services (which provides financial business solutions to our customers) and also works with the Corporate Business Development Group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors. Mr. Paladino currently serves on the board of directors of MSC Industrial Direct Co., Inc. (and is a member of its audit committee and compensation committee) and Covetrus, Inc. (and is a member of its strategy committee).

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, L.L.P., a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of the Visiting Nurse Service of New York from 1989 to 2011. Prior to the Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. Ms. Raphael served on the Federal Bipartisan Commission on Long Term Care, the Medicare Payment Advisory Commission (MedPAC), the New York State Medicaid Redesign Team and was an Advanced Leadership Fellow at Harvard University. She is the Chair of the board of the Long Term Quality Alliance and a board member of the New York eHealth Collaborative, which is implementing a statewide, standardized platform for the exchange of health information. She also was the Chair of the national AARP board and co-chaired the West Health Advisory Council on Emergency Department to Home-Based Healthcare. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health policy, economics, management, clinical services, home healthcare and new models of integrated care (particularly for chronically ill and long term care populations). Ms. Raphael’s strategic insights into the health care needs of an aging population and her invaluable experience advancing the adoption of health information technology is valued by the Company, especially in connection with its strategic plan for growth and innovative solutions. Ms. Raphael currently serves on several non-profit boards including: the Primary Care Development Corporation; the Medicare Rights Center; the SCAN Foundation; the Commonwealth Care Alliance; and the Kaiser Permanente School of Medicine. Ms. Raphael is also a member of several advisory boards including the Harvard T.H. Chan School of Public Health’s Policy and Management Executive Council, the New York City Age-Friendly Commission, the New York State Quality Advisory Committee and Honor Technology, Inc.’s Advisory Board. Ms. Raphael co-edited the book “Home Based Care for a New Century”, was a Visiting Fellow at the King’s Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in 2009. Ms. Raphael is currently a member of The RAND Corporation’s RAND Health Board of Advisors.

E. DIANNE REKOW, DDS, PH.D. has been a director since 2014. Dr. Rekow was Dean of the Dental Institute at King’s College London and Professor of Orthodontics from 2012 through 2016. From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU (from 2008 to 2012) and was Provost of Polytechnic Institute of NYU (from 2009 to 2012). Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research and, from 2000 to 2011, was an American Dental Association Consultant to the Council on Scientific Affairs. In 2012, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience with dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

BRADLEY T. SHEARES, PH.D. has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry, Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. During the past five years, Dr. Sheares served as a director of Covance Inc., Honeywell International, Inc. and The Progressive Corporation.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 29, 2018 (“fiscal 2018”), the Board of Directors held eight meetings. The Board of Directors has the following committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; Strategic Advisory Committee; and Regulatory, Compliance and Cybersecurity Committee. During fiscal 2018, (i) the Audit Committee held eight meetings, (ii) the Compensation Committee held seven meetings, (iii) the Nominating and Governance Committee held three meetings, (iv) the Strategic Advisory Committee held three meetings and (v) the Regulatory, Compliance and Cybersecurity Committee held four meetings. During fiscal 2018, each director attended at least 75% of the meetings of the Board of Directors and 100% of the meetings of the committees on which such directors served; except Dr. Sheares was unable to attend 75% of the meetings held by all committees of the Board of Directors on which he served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Herring, Kuehn and Laskawy, Mses. Goodman, Margulies and Raphael and Drs. Rekow and Sheares are “independent,” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”). The Board of Directors has also affirmatively determined that Dr. Bacow and Mr. Kabat, each of whom served as a member of the Board of Directors during a portion of fiscal 2018 (they did not stand for re-election as directors at the 2018 Annual Meeting of Stockholders), are “independent,” as defined under Nasdaq’s Rule 5605(a)(2).

The Company’s independent directors, as defined under Nasdaq’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kuehn (Chairperson), Alperin, and Laskawy. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(c)(2)(A). The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The purpose of the Audit Committee is to assist the Board of Directors by overseeing the Company’s accounting and financial reporting processes and the audits and integrity of the Company’s financial statements. In addition to overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting (including financial accounting and reporting risks, as well as cybersecurity risks), the Audit Committee reviews conflict of interest and related party transactions. The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairperson) and Herring and Dr. Sheares. All of the members of the Compensation Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(d)(2)(A), “non-employee directors” as defined under the SEC’s rules and “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”). The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The purpose of the Compensation Committee is to evaluate and approve the Company’s compensation and benefit plans, policies and programs. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers, employees, directors or other service providers may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. The Compensation Committee is also responsible, as delegated by the Board of Directors, for reviewing and approving the compensation philosophy, strategy, program design, and administrative practices to align with, and support the Company’s operating and financial objectives and the financial interests of the Company’s stockholders.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairperson) and Alperin, Dr. Sheares and Ms. Goodman. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The purpose of the Nominating and Governance Committee is to assist the Board of Directors by identifying individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company in the manner described under “Stockholder Communications” below, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Second Amended and Restated By-laws for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

●	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

●

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

●	familiarity with businesses similar or analogous to the Company;

●	experience with accounting rules and practices, and corporate governance principles; and

●	experience and expertise related to economic, environmental and social matters.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs as well as regulatory requirements.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing and eligible to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing and eligible to continue in service are considered for a recommendation to re-nominate, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Dr. Sheares (Chairperson) and Rekow, Messrs. Brons and Herring, and Ms. Goodman and Raphael. All of the current members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning.

Regulatory, Compliance and Cybersecurity Committee

The Regulatory, Compliance and Cybersecurity Committee currently consists of Messrs. Herring (Chairperson) and Kuehn, and Mses. Margulies and Raphael. All of the current members of the Regulatory, Compliance and Cybersecurity Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Regulatory, Compliance and Cybersecurity Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The purpose of the Regulatory, Compliance and Cybersecurity Committee is to assist the Board of Directors by providing guidance to, and oversight of, the Company’s senior management responsible for assessing and managing Company-wide regulatory, corporate compliance and cybersecurity risk management programs. The primary responsibilities of the Regulatory, Compliance and Cybersecurity Committee are to (i) serve as a sounding board for the strategic decisions, issues, challenges and opportunities relating thereto, (ii) provide expertise to guide assessment and monitoring of Company-wide regulatory, corporate compliance and cybersecurity risk management budgeting, spending and capital investment, (iii) monitor progress and status of the Company’s regulatory, corporate compliance and cybersecurity risk management programs, (iv) review and evaluate major regulatory, corporate compliance and cybersecurity risk management initiatives to identify emerging and future opportunities for synergy or to leverage regulatory, corporate compliance and cybersecurity risk management investments more effectively and cost efficiently, (v) report to the Audit Committee on regulatory, corporate compliance and cybersecurity risk management matters reviewed by the Regulatory, Compliance and Cybersecurity Committee that may impact the Company’s financial reporting and (vi) be generally available to, and communicate with, the Company’s senior management, and to inform the Board of Directors in the areas described above.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

●	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

●	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

●	coordinating information sent to the Board of Directors;

●	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

●	conferring with the Chief Executive Officer, as appropriate; and

●	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each with a separate Chairperson, are the: Audit Committee; Compensation Committee; Nominating and Governance Committee; Strategic Advisory Committee; and Regulatory, Compliance and Cybersecurity Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee is comprised solely of independent directors, and each of the Strategic Advisory Committee and Regulatory, Compliance and Cybersecurity Committee is currently comprised solely of independent directors.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all members are well engaged in their responsibilities, and all members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairperson of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairperson of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board of Directors is comprised of experienced independent directors, including a Lead Director, our Board of Directors’ committees are comprised solely of independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board of Directors’ committees. The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting, including financial accounting and reporting risks, as well as cybersecurity risks). The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements and evaluates whether the Company’s compensation policies and practices for its executive officers and other employees of the Company create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee focuses primarily on succession planning, director nomination criteria and candidate identification, as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. The Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans. The Regulatory, Compliance and Cybersecurity Committee focuses primarily on risks related to regulatory, corporate compliance and cybersecurity matters.

The Company’s Executive Management Committee is responsible for oversight and active management of material risks to the Company (including, without limitation, strategic, development, business, operational, human, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide periodic reports to the Audit Committee, Compensation Committee and the Regulatory, Compliance and Cybersecurity Committee on select risk management topics and the Chairperson of each respective committee reports, as appropriate, on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairperson of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage the members of our Board of Directors to attend the Annual Meeting of Stockholders and all of the directors attended the 2018 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the Annual Meeting of Stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communications with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller (if any), or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding restricted stock units) as of March 25, 2019 (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer, each of the other three most highly paid executive officers serving as of December 29, 2018, as well as Karen Prange, for whom disclosure would have been provided pursuant to the proxy but for the fact that she was no longer serving as an executive as of December 29, 2018 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number[2]	Percent of Class
Barry J. Alperin[3]	56,922	*
Gerald A. Benjamin[4]	55,250	*
Stanley M. Bergman[5]	912,786	0.61%
James P. Breslawski[6]	168,392	*
Paul Brons[7]	16,368	*
Shira Goodman[8]	1,070	*
Joseph L. Herring[9]	9,371	*
Kurt P. Kuehn[10]	10,954	*
Philip A. Laskawy[11]	66,536	*
Anne H. Margulies[12]	2,749	*
Mark E. Mlotek[13]	33,714	*
Steven Paladino[14]	109,635	*
Karen Prange[15]	0	*
Carol Raphael[16]	18,705	*
E. Dianne Rekow, DDS, Ph.D.[17]	18,420	*
Bradley T. Sheares, Ph.D.[18]	41,326	*
The Vanguard Group, Inc.[19]	16,544,757	11.07%
Longview Partners (Guernsey) Limited[20]	13,218,651	8.84%
Generation Investment Management LLP[21]	12,506,735	8.37%
BlackRock, Inc.[22]	11,118,102	7.44%
Directors and Executive Officers as a Group (18 persons)[23]	1,589,699	1.06%

   * Represents less than 0.5%.

   1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 In February 2019, in connection with the Spin-Off (defined below under “Compensation Discussion and Analysis—Pay Elements Details—Long- Term Equity-Based Awards”), the Compensation Committee adjusted the number of outstanding restricted stock/unit awards and the number of restricted stock units that vested prior to the Spin-Off, but pursuant to a non-employee director’s election the payment of such units was deferred to a date following the Spin-Off, to reflect the Spin-Off (in accordance with the Company’s equity plan documents). The number of restricted stock/units set forth in this Security Ownership of Certain Beneficial Owners and Management Table has been adjusted for the Spin-Off.

3 Represents (i) 41,521 shares owned directly and over which Mr. Alperin has sole voting and dispositive power, (ii) 12,615 shares held in Mr. Alperin’s Non-Employee Director Deferred Compensation Plan account and (iii) 2,786 restricted stock units that vested but, per Mr. Alperin’s election, the payment date has been deferred. Additionally, Mr. Alperin holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

4 Represents (i) 49,466 shares owned directly and over which Mr. Benjamin has sole voting and dispositive power and (ii) 5,784 shares held in a 401(k) Plan account. Additionally, Mr. Benjamin holds 83,996 restricted stock units that vest more than 60 days from March 25, 2019.

5 Represents (i) 27,875 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 460,899 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust 2, (iii) 34 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power, (iv) 414,870 shares over which Mr. Bergman’s wife has shared voting and dispositive power as manager of the Bergman Family 2010 Trust #2, LLC and (v) 9,108 shares held in a 401(k) Plan account. Additionally, Mr. Bergman holds 237,807 restricted stock units that vest more than 60 days from March 25, 2019.

6 Represents 168,392 shares owned directly and over which Mr. Breslawski has sole voting and dispositive power. Additionally, Mr. Breslawski holds 87,510 restricted stock units that vest more than 60 days from March 25, 2019.

7 Represents 16,368 shares owned directly and over which Mr. Brons has sole voting and dispositive power. Additionally, Mr. Brons holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

8 Represents 1,070 shares held indirectly by The Shira D. Goodman 2014 Family Trust, for the benefit of Ms. Goodman and her spouse. Additionally, Ms. Goodman holds 6,218 restricted stock units that vest more than 60 days from March 25, 2019.

9 Represents 9,371 shares owned directly and over which Mr. Herring has sole voting and dispositive power. Additionally, Mr. Herring holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

10 Represents (i) 2,000 shares owned directly and over which Mr. Kuehn has sole voting and dispositive power and (ii) 8,954 restricted stock units that vested but, per Mr. Kuehn’s election, the payment date has been deferred. Additionally, Mr. Kuehn holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

11 Represents (i) 1,561 shares owned directly and over which Mr. Laskawy has sole voting and dispositive power, (ii) 36,609 shares held in Mr. Laskawy’s Non-Employee Director Deferred Compensation Plan account and (iii) 28,366 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred. Additionally, Mr. Laskawy holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

12 Represents (i) 2,000 shares owned directly and over which Ms. Margulies has sole voting and dispositive power and (ii) 749 shares held in Ms. Margulies’ Non-Employee Director Deferred Compensation Plan account. Additionally, Ms. Margulies holds 6,218 restricted stock units that vest more than 60 days from March 25, 2019.

13 Represents (i) 29,620 shares owned directly and over which Mr. Mlotek has sole voting and dispositive power and (ii) 4,094 shares held in a 401(k) Plan account. Additionally, Mr. Mlotek holds 78,794 restricted stock units that vest more than 60 days from March 25, 2019.

14 Represents (i) 102,949 shares owned directly and over which Mr. Paladino has sole voting and dispositive power and (ii) 6,686 shares held in a 401(k) Plan account. Additionally, Mr. Paladino holds 83,996 restricted stock units that vest more than 60 days from March 25, 2019.

15 Ms. Prange separated from the Company on April 23, 2018.

16 Represents 18,705 shares owned directly and over which Ms. Raphael has sole voting and dispositive power. Additionally, Ms. Raphael holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

17 Represents (i) 8,285 shares owned directly and over which Dr. Rekow has sole voting and dispositive power, (ii) 4,611 shares held in Dr. Rekow’s Non-Employee Director Deferred Compensation Plan account and (iii) 5,524 restricted stock units that vested but, per Dr. Rekow’s election, the payment date has been deferred. Additionally, Dr. Rekow holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

18 Represents (i) 4,493 shares owned directly and over which Dr. Sheares has sole voting and dispositive power and (ii) 36,833 restricted stock units that vested but, per Dr. Sheares’ election, the payment date has been deferred. Additionally, Dr. Sheares holds 2,972 restricted stock units that vest more than 60 days from March 25, 2019.

19 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has the sole power to vote or direct the vote of 177,153 of these shares, the sole power to dispose of or direct the disposition of 16,329,857 of these shares, the shared power to vote or direct the vote of 42,415 of these shares, and the shared power to dispose of or direct the disposition of 214,900 of these shares. The foregoing information regarding the stock holdings of Vanguard and its affiliates is based on an amended Schedule 13G filed by Vanguard with the SEC on February 11, 2019.

20 The principal office of Longview Partners (Guernsey) Limited (“Longview”) is PO Box 559, Mill Court, La Charroterie, St Peter Port, Guernsey GY1 6JG. Longview has shared power to vote or direct the vote of 8,786,717 of these shares, and the shared power to dispose of or direct the disposition of 13,218,651 of these shares. The foregoing information regarding the stock holdings of Longview and its affiliates is based on a Schedule 13G filed by Longview with the SEC on February 14, 2019.

21 The principal office of Generation Investment Management LLP (“GIM”) is 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN. GIM has the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 92,744 of these shares, and has the shared power to dispose of or direct the disposition of and the shared power to vote or direct the vote of 12,413,991 of these shares. The foregoing information regarding the stock holdings of GIM and its affiliates is based on an amended Schedule 13G filed by GIM with the SEC on February 14, 2019.

22 The principal office of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055. BlackRock has the sole power to vote or direct the vote of 9,545,550 of these shares and has the sole power to dispose of or direct the disposition of 11,118,102 of these shares. The foregoing information regarding the stock holdings of BlackRock and its affiliates is based on an amended Schedule 13G filed by BlackRock with the SEC on February 4, 2019.

23 Includes (i) with respect to all directors and Named Executive Officers, (a) 1,359,479 shares, directly or indirectly, beneficially owned, (b) 80,256 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) 82,463 restricted stock units held by non-employee directors where such units vested but, per their election, the payment date was deferred and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 67,291 shares, directly or indirectly, beneficially owned, including restricted common stock and (b) 210 shares held in 401(k) Plan accounts. Additionally, (i) all directors and Named Executive Officers collectively hold 608,315 restricted stock units that vest more than 60 days from March 25, 2019 and (ii) all executive officers that are not Named Executive Officers or directors collectively hold 83,073 restricted stock units that vest more than 60 days from March 25, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2018 the executive officers and directors of the Company timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) long-term equity-based awards; and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation (i.e., bonuses under the PIP (as defined below) and the Company’s 162(m) Cash Bonus Plan) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals.

Each executive officer’s PIP bonus (other than Mr. Bergman’s) is based on the following three weighted components:

●	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

●	the executive officer’s specific business unit financial goals; and

●	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation (paid under the Company’s 162(m) Cash Bonus Plan and PIP) is based on the following three weighted components:

●	the Company’s corporate financial (i.e., EPS) goal, subject to the adjustments as described below;

●	the average performance of the Company’s other executive officers with respect to their respective business unit financial goals under the PIP; and

●	the average performance of the Company’s other executive officers with respect to their respective individual performance goals under the PIP.

Long-Term Equity-Based Awards. The Company allocates long-term equity-based awards in the form of restricted stock/units that generally cliff vest at the end of four years for time-based awards and at the end of three years for performance-based awards.

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Named Executive Officers receive 65% of their equity-based awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units, except for Mr. Bergman who receives 100% of his equity-based awards in the form of performance-based restricted stock/units (other than a special grant made to Mr. Bergman on May 25, 2016 in connection with the renewal of his employment agreement which was 50% performance-based and 50% time-based (“May 2016 Grant”)).

●

Awards of performance-based restricted stock/units granted to participants, including the Named Executive Officers, are tied to the Company’s earnings per share, subject to any potential required adjustments as described below. When the Company successfully achieves its target EPS, participants, including the Named Executive Officers, are paid at target levels. When the Company’s performance exceeds the target EPS, participants, including the Named Executive Officers, receive additional shares with respect to their awards of restricted stock/units up to a 200% maximum payout. Beginning with awards of performance-based restricted stock/units granted in 2017, the maximum payout was reduced to 150%. Additionally, the awards of performance-based restricted stock/units granted to Mr. Bergman under his May 2016 Grant have a maximum payout of 150%. When the Company’s performance does not meet the target EPS, shares paid to participants, including the Named Executive Officers, are reduced or eliminated.

Benefits and Perquisites. The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses). See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

●	align rewards with the achievement of performance that enhances stockholder value;

●	support the Company’s strong team-based orientation;

●	encourage high potential team players to build a career at the Company; and

●	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will continue to drive long-term success for the Company thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics. As shown in the Summary Compensation Table, in fiscal 2018, the sum of restricted stock/unit awards, annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation”) and bonus, if any, represented between 70% and 75% of the total compensation for the Named Executive Officers (other than Ms. Prange who separated from the Company on April 23, 2018). We believe that this combination of incentives has worked well for the Company and its stockholders as evidenced by, among other things, the Company’s net sales of approximately $13.2 billion in fiscal 2018 (an increase of approximately 5.9% over the prior fiscal year ended December 30, 2017 (“fiscal 2017”), which consisted of 3.4% growth in internally generated sales, 1.8% growth from acquisitions and 0.7% growth in reported sales related to foreign currency exchange).

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock/unit awards reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of Pearl Meyer, an independent compensation consultant. For fiscal 2018, Pearl Meyer advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including assisting it in its review and determination of the peer group companies used for benchmarking compensation. Pearl Meyer did not determine nor recommend the exact amount or form of executive compensation for any executive officer. Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the SEC and Nasdaq rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of Pearl Meyer with respect to executive compensation matters concluding that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 31, 2018, 94.8% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. The Company previously held discussions with, and obtained input from, certain of its stockholders regarding the performance metrics utilized in connection with the Company’s annual incentive and equity-based compensation plans. Additionally, in 2018, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote, the Compensation Committee determined that the Company’s current approach to executive compensation is in the best interest of the Company and its stockholders and, therefore, did not make any change to its approach to executive compensation or make any significant changes to its executive compensation program from fiscal 2017. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes and stockholder discussions when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Element—Overview

The Company utilizes four main components of compensation:

●	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

●	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

●	Long-Term Equity-Based Awards—stock-based awards including restricted stock/units; and

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Benefits and Perquisites—includes medical, dental, life, disability and business travel insurance benefits, retirement savings, automobile allowances, executive health exams and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In 2018, based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to base salary pay practices, the Compensation Committee increased the base salaries for the Named Executive Officers by 2.5%.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is determined and paid under the Performance Incentive Plan (“PIP”) for such year, although annual incentive compensation relating to financial performance goals for Mr. Bergman is determined and paid under the Section 162(m) Cash Bonus Plan.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. At the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval.

PIP targets and goals for 2018 for the Named Executive Officers were established at the beginning of 2018. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2018 PIP were based on:

●	the Company’s 2018 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2018 PIP (the “2018 Company Financial/EPS Target”);

●	achievement of financial goals in their respective business units (“Business Financial Goals”); and

●	achievement of individual performance objectives (“Individual Performance Goals”).

2018 Company Financial/EPS Target

Under the 2018 PIP, the Compensation Committee may adjust the 2018 Company Financial/EPS Target for the following factors (which factors have been pre-established by the Compensation Committee):

●	acquisitions and new business ventures (based on the approved model) not initially considered when developing the target, including:

➣	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➣	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the PIP target;

➣	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➣

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

●	capital transactions (including capital stock repurchases);

●	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

●

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the target;

●	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the budgeted EPS target for the fiscal year;

●	changes in accounting principles or in applicable laws or regulations;

●	unforeseen events or circumstances affecting the Company;

●	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Compensation Committee; and

●	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Additionally, the Compensation Committee may further adjust the target for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP award payouts that correspond to the levels of achievement of the adjusted target. The Compensation Committee may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may also grant discretionary awards under the PIP.

In December 2017, the Compensation Committee undertook a review of the 2018 Company Financial/EPS Target to be used in our 2018 PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $15 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our long-term equity plan metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of our peer group companies as the performance factor for the company-performance portion of their annual incentive compensation plans.

Also, as stated above, our PIP for the Named Executive Officers (other than Mr. Bergman) is made up of the 2018 Company Financial/EPS Target, Business Financial Goals and Individual Performance Goals. The Compensation Committee believes that the Business Financial Goals and Individual Performance Goals (as described below) already take into account performance metrics factors (including, without limitation, measures such as pre-tax income, business unit expense, net sales and similar factors) and, therefore, the introduction of another performance metric for the 2018 Company Financial/EPS Target is not necessary as our executive officers are already incentivized with various financial goals appropriate for their respective profit centers or business units.

Finally, as evidenced by the Company’s long-term historical stock performance and financial results, using earnings per share to measure the portion of the PIP bonus that is based on the Company’s performance has successfully driven value creation and, accordingly, has been an effective incentive for our executive officers.

Business Financial Goals and Individual Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the PIP awards for the Named Executive Officers (other than Mr. Bergman) is as follows:

	2018 Company Financial/EPS Target	Business Financial Goals	Individual Performance Goals
James P. Breslawski Vice Chairman, President	30%	55%	15%
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	40%	20%
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	40%	35%	25%
Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	30%	55%	15%
*	Ms. Prange separated from the Company on April 23, 2018.

Business Financial Goals and Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

Business Financial Goals and Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the targets for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals or Individual Performance Goals are not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company Financial/EPS Target, ranges from 135% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals and Individual Performance Goals are as follows:

Mr. Breslawski:

●	Business Financial Goals (55%). This goal measures actual achievement against target of pre-tax income after capital charge attributable to the Global Dental Group.

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Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategies to maximize gross profit and reduce cost of sales; (ii) strategies to expand market share; (iii) global leadership initiatives; (iv) human capital strategic plans; (v) strategic planning and business development initiatives; (vi) technological advancements; and (vii) strategies to maximize business efficiencies.

Mr. Paladino:

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Business Financial Goals (20%). These goals measure actual achievement against target of net income attributable to the Company’s Financial Services Group and of the expense budget for the Company’s Corporate Finance Group.

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Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) capital resource efficiencies; (ii) internal controls; (iii) accounting processes and tax planning; (iv) enhancements to financial reporting systems; (v) strategic planning and business development initiatives; (vi) investor relations; (vii) Financial Services Group key priorities; (viii) human capital strategic plans; (ix) optimization enhancements among business units; and (x) information security enhancements.

Mr. Benjamin:

●	Business Financial Goals (40%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

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Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) human capital development and strategic plans; (ii) strategies to achieve budgetary goals; (iii) succession planning; (iv) strategic planning and business development initiatives; (v) compensation matters; and (vi) social responsibility matters.

Mr. Mlotek:

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Business Financial Goals (35%). These goals measure actual achievement against target of: (i) operating income; (ii) return on investment and operating income, in each case, following certain periods after acquisitions and (iii) Corporate Business Development Group expenses.

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Individual Performance Goals (25%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategic planning; (ii) strategic initiatives; and (iii) key initiative and business development projects.

Ms. Prange:

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Business Financial Goals (55%). These goals measure: (i) actual achievement against target of net sales and pre-tax income attributable to the Global Animal Health Group; (ii) actual achievement against target of net sales and pre-tax income after capital charge attributable to the U.S. Medical Group and (iii) actual achievement against target of net sales and pre-tax income attributable to the Global Dental Surgical Group.

●

Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategic planning and business development initiatives; (ii) human capital strategic plans; (iii) U.S. Medical Group strategic planning; (iv) Global Animal Health Group strategic planning; (v) Global Dental Surgical Group strategic planning and (vi) process enhancements and strategies to maximize gross profit.

2018 PIP

In 2018, after reviewing market competitive practices and in light of market conditions in the areas in which the Company competes, the Compensation Committee decided not to increase the payout for achievement of the target goals under Mr. Bergman’s 162(m) Plan and PIP or for the other Named Executive Officers under the PIP as it had done in prior years and instead maintained the same target level payout for the 2018 PIP as the 2017 PIP.

In February 2018, the Compensation Committee set the 2018 Company Financial/EPS Target at $4.16, representing the target goal designed to result in a PIP award payout equal to 100%. This goal was set based on a pre-established weighted formula using specific components of EPS. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments authorized under the PIP. For the 2018 PIP, adjustments to the 2018 Company Financial/EPS Target goal included the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases), and the effects during fiscal 2018 of changes in foreign exchange rates. As a result of these adjustments, the Compensation Committee increased the 2018 Company Financial/EPS Target from $4.16 to $4.25. These adjustments were reviewed and approved by the Compensation Committee.

During the first quarter of 2019, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the PIP performance goals that had been previously established, and submitted proposed PIP payouts for the participating officers to the Compensation Committee for review and approval.

Our actual 2018 diluted EPS, adjusted for restructuring costs, judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Compensation Committee, certain transaction and transaction-related costs, and a change in the estimate of the transition tax on deemed repatriated foreign earnings, was $4.21. After applying the pre-established weighted formula using specific components of EPS, this achievement resulted in a payout of 74.8% of the 2018 Company Financial/EPS Target portion of the PIP award set by the Compensation Committee under the 2018 PIP. PIP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

Additionally, the PIP is subject to a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Annual Incentive Compensation for CEO

Mr. Bergman’s annual incentive compensation for 2018 had two components:

●	pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan; and

●	pre-established performance goals set under the PIP.

Mr. Bergman’s 2018 award under the Section 162(m) Cash Bonus Plan was based on the Company’s 2018 Company Financial/EPS Target (weighted at 75% of his total award under both plans) and the average performance of the Company’s other executive officers with respect to their Business Financial Goals (weighted at 12.5% of his total award under both plans). The same adjustments were made to the Company Financial/EPS Target component of the 162(m) Cash Bonus Plan as were made to the Company Financial/EPS Target component of the PIP, except, that with respect to the 162(m) Cash Bonus Plan, such adjustments were required to be made without discretion. Based on 2018 achievement levels, the Compensation Committee determined Mr. Bergman was entitled to a $1,485,535 bonus under the Section 162(m) Cash Bonus Plan with respect to 2018 performance.

Mr. Bergman’s 2018 award under the PIP was based on the average performance for Individual Performance Goals of the Company’s other executive officers (weighted at 12.5% of his total award under both plans). Such bonus is designed to further motivate Mr. Bergman to facilitate the individual performance of the Company’s executive officers and is consistent with the Company’s strong team-based approach. The Compensation Committee determined Mr. Bergman was entitled to a $291,204 bonus under the PIP with respect to 2018 performance.

Such calculations, under both the Section 162(m) Cash Bonus Plan and the 2018 PIP, resulted in a total bonus amount of $1,776,739 for Mr. Bergman.

Long-Term Equity-Based Awards

The Company and the Compensation Committee believe that long-term equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of the design and administration of the Company’s executive compensation program.

Type of Award - Restricted Stock/Units

Under the Company’s long-term incentive program (“LTIP”) pursuant to the 2013 Stock Incentive Plan, the current method of allocating the equity-based awards solely to restricted stock/units is designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

Vesting

Performance-based restricted stock/units generally vest 100% on the third anniversary of the grant date (three-year cliff vesting) and time-based restricted stock/units generally vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement (solely with respect to restricted stock units), death or disability, or change in control (as defined in the 2013 Stock Incentive Plan)). (See “Pay Levels and Benchmarking” set forth below.) For all participants under the 2013 Stock Incentive Plan, other than executive officers and other executive management, the restricted stock/units are allocated as 50% performance-based awards and 50% time-based awards. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards (other than his May 2016 Grant which was 50% performance-based to vest on December 31, 2019 and 50% time-based to vest on December 31, 2019). Executive officers (other than Mr. Bergman) and other executive management generally receive 65% of their awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units.

None of our outstanding LTIP awards provide for single trigger acceleration of restricted stock/units upon a change in control. Instead, all outstanding restricted stock/units vest automatically upon a participant’s termination of employment without cause occurring within two years after the change in control and are subject to a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock/units payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Performance Criteria

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. As the Company continues to grow, we continue to tie the performance goals to the Company’s earnings per share at growth rates that we believe exceed market growth for the markets in which we operate and reflect economic conditions. Historically, the Compensation Committee set the maximum payout for time-based and performance-based restricted stock/unit awards at 100% and 200%, respectively. Beginning with awards of performance-based restricted stock/units granted in 2017, the maximum payout performance-based restricted stock/unit awards was reduced to 150%. Additionally, the awards of performance-based restricted stock/units granted to Mr. Bergman under his May 2016 Grant have a maximum payout of 150%. The maximum payout for time-based restricted stock/unit awards remains at 100%.

In December 2017, the Compensation Committee undertook a review of the performance metrics used in our performance-based LTIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for companies with revenues between $8 billion and $15 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the performance objectives of the LTIP. Following consideration of these factors, the Compensation Committee concluded that it was in the best interest of the Company and its stockholders to continue to use three-year cumulative earnings per share as the metric for the LTIP because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our short-term incentive plan (i.e., PIP) metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of our peer group companies as the performance factor for their respective long-term equity plans.

Additionally, pursuant to the 2018 LTIP, the Compensation Committee is required to adjust the EPS performance goal for the following factors (which factors have been pre-established by the Compensation Committee):

●	acquisitions and new business ventures (based on the approved model) not initially considered when developing the target including:

➣	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➣	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the target;

➣	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➣

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) shall be excluded in the year of the acquisition or disposition, but only for that year;

●	capital transactions (including capital stock repurchases);

●	other differences in budgeted average outstanding shares other than those resulting from capital transactions referred to above;

●

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the target;

●	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the three year performance goal;

●	changes in accounting principles or in applicable laws or regulations;

●	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Compensation Committee; and

●	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Although some companies use relative total shareholder return as a performance metric, the Compensation Committee does not believe such metric is appropriate for the Company’s circumstances at this time because such metric (i) does not clearly summarize the earnings generated for stockholders (e.g., earnings per share), (ii) tends to reward stock price volatility and can penalize a company that has demonstrated consistency in long-term performance, (iii) is measured on a relative basis so it is highly dependent on the peer group chosen and we believe a selection of an appropriate peer group would be difficult for the purpose of measuring relative total shareholder return due to size, types of businesses the Company is involved in, business differentials and consolidation of companies within the industry (e.g., companies selected for the peer group at the beginning of the period may be merged into other companies by the end of the three-year period which may skew results), (iv) provides for payouts in negative return scenarios so long as the Company outperforms its peer group (i.e., the executive may receive a high payout while stockholders are losing value) and (v) studies have shown that relative total shareholder return does not result in better performance.

As evidenced by the Company’s long-term historical stock performance and financial results, LTIP performance criteria of three-year cumulative earnings per share has been an effective incentive for our executive officers. For all the reasons stated above, the Compensation Committee believes it is in the best interest of the Company and its stockholders to use three-year cumulative earnings per share as the performance metric for its long-term equity awards.

As a result of the spin-off and merger of our Animal Health business in February 2019 creating Covetrus, Inc., a separate publicly traded corporation (the “Spin-Off”), the Compensation Committee adjusted the number of shares subject to the 2018 LTIP and prior unvested LTIPs and the EPS performance goals under such LTIPs to reflect the Spin-Off in accordance with the 2013 Stock Incentive Plan.

Performance-Based Restricted Stock/Unit Awards

During the first quarter of each calendar year, the Compensation Committee sets the three-year cumulative earnings per share as the target goal designed to result in a payout equal to 100% under the performance-based restricted stock/unit awards to be granted during such year. The Compensation Committee set the target goal for the awards granted in 2016, 2017 and 2018 by excluding restructuring costs. Similar to previous years, the Company completed a pre-defined process to adjust goals and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments required under the LTIP. With respect to outstanding performance-based restricted stock/unit awards granted in 2016, 2017 and 2018, the goal was adjusted for the effects during fiscal 2018 of impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases) and the changes in foreign exchange rates from the rates used in setting the goal. Accordingly, the Compensation Committee increased the three-year EPS performance goal for the performance-based restricted stock/units granted in 2016, 2017 and 2018 by 1.00%, 1.68% and 1.79%, respectively. A substantial portion of the adjustments to the 2016, 2017 and 2018 performance goals was attributable to foreign exchange rate differences and capital stock repurchases. These adjustments were reviewed and approved by the Compensation Committee.

In 2018, in furtherance of the Company’s strategic plan to redirect resources to invest in long-term growth and reflective of market conditions in the areas in which the Company competes, the Compensation Committee decided to reduce the value of the 2018 LTIP restricted stock/unit awards for all participants in the LTIP, including the Named Executive Officers, as compared to the value of their awards in 2017 by 15%.

On March 2, 2018, Mr. Bergman was granted 57,652 restricted stock units with a grant date fair value of $2,975,000, Mr. Breslawski was granted 26,354 restricted stock units with a grant date fair value of $1,360,000, each of Messrs. Paladino and Benjamin and Ms. Prange was granted 24,707 restricted stock units with a grant date fair value of $1,275,000 and Mr. Mlotek was granted 23,060 restricted stock units with a grant date fair value of $1,190,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based with three-year cliff vesting and the grants for Messrs. Breslawski, Paladino, Benjamin and Mlotek and Ms. Prange were 65% performance-based with three-year cliff vesting and 35% time-based with four-year cliff vesting. The number of shares set forth in this paragraph have been adjusted to reflect the Spin-Off in accordance with the 2013 Stock Incentive Plan.

On March 2, 2018, the 2015 LTIP performance-based awards vested. The awards were scheduled to vest on March 3, 2018 but because that was a non-business day, pursuant to the Company’s 2013 Stock Incentive Plan, the awards vested on the preceding business day. With respect to such awards, on March 3, 2015, the Compensation Committee set the three-year cumulative EPS at $9.70 (adjusted for the effects of the Company’s two-for-one stock split of its common stock that occurred in September 2017, referred to as the “2017 Stock Split”), representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2015 LTIP. For the 2015 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases) and for the effects of a designated foreign exchange rate outside a pre-established range. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2015 LTIP was $9.58 (as adjusted) and the actual three-year cumulative EPS was $9.63 (as adjusted). On March 2, 2018 such awards vested with an achievement of 100.52% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 108% of the original number of shares/units (adjusted for the effects of the 2017 Stock Split) underlying the award granted (based on target performance).

On March 2, 2019, the 2016 LTIP performance-based awards vested. The awards were scheduled to vest on March 4, 2019 but because that was a non-business day, pursuant to the Company’s 2013 Stock Incentive Plan, the awards vested on the preceding business day. With respect to such awards, on March 4, 2016, the Compensation Committee set the three-year cumulative EPS at $10.69 (adjusted for the effects of the 2017 Stock Split), representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2016 LTIP. For the 2016 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions, certain capital transactions (including capital stock repurchases), the effects of a designated foreign exchange rate outside a pre-established range, and for the changes in the U.S. tax laws and regulations. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2016 LTIP was $11.17 (as adjusted) and the actual three-year cumulative EPS was $10.62 (as adjusted). On March 2, 2019, such awards vested with an achievement of 95.08% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 50.8% of the original number of shares/units (adjusted for the effects of the Company’s 2017 Stock Split and the Spin-Off) underlying the award granted (based on target performance).

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. These benefits include annual matching contributions of up to 7% of base salary to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, annual executive health physicals, automobile allowances, life insurance coverage, disability and business travel insurance. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. In all cases, if the aircraft is used for personal purposes, the executive reimburses the Company the value of the personal usage of the aircraft at the greater of the imputed income under SEC rules and the Standard Industry Fare Level (SIFL) value under Internal Revenue Service regulations.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP and the Section 162(m) Cash Bonus Plan) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Our pay mix has resulted in a team of long-tenured, seasoned managers who we believe have a strong commitment to the Company’s long-term performance.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies; and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined the peer group of companies for fiscal 2018 to be AmerisourceBergen Corporation, Cardinal Health, Inc., Community Health Systems, Inc., DaVita Inc., Dentsply Sirona Inc., Fastenal Company, Laboratory Corp. of America Holdings, MSC Industrial Direct Co., Inc., Owens & Minor, Inc., Patterson Companies, Inc., Quest Diagnostic, Inc. and W.W. Grainger, Inc. At management’s direction, Willis Towers Watson, a professional services/human resources consulting company, prepares the peer group analysis and comparative data for companies with revenues between $8 billion and $15 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with its independent compensation consultant, Pearl Meyer.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon by the Compensation Committee is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors may have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman (which includes a change in control provision) and we have had change in control agreements with certain executive officers (including the Named Executive Officers, other than Mr. Bergman) since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Code. These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers, other executive management and directors of the Company with the interests of the stockholders of the Company, the executive officers, other executive management and directors should have a financial stake in the Company. The Nominating and Governance Committee adopted a policy requiring (i) the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of six times his annual base salary, (ii) each executive officer or other executive management who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (iii) each executive officer or other executive management who does not report directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of two times such person’s annual base salary; provided that executive officers and other executive management who do not report directly to the Company’s Chief Executive Officer had two years from December 13, 2016 (the effective date of the amended stock ownership policy where the minimum was increased from one times to two times annual base salary) to comply with the two times annual base salary minimum equity ownership requirement (the “Minimum Ownership Policy”). Newly appointed executive officers and or other executive management will have five years from the date of their appointment to comply with the Company’s stock ownership policy. Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any such person on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating and Governance Committee. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such person’s annual base salary must be owned by such person in the form of shares of common stock. The stock ownership policy for non-employee directors of the Company is set forth under “Executive and Director Compensation—Director Compensation for Fiscal 2018—Stock Ownership Policy.”

Further, as a guideline, executive officers and other executive management may only sell up to 75% of the equity value above the ownership requirement. Also, an executive officer’s or other executive management’s equity in the Company may not be sold until such person satisfies the Company’s stock ownership policy.

In February 2019, the Nominating and Governance Committee reviewed the impact of the Spin-Off on the stock ownership policy for executive officers and other executive management. The Nominating and Governance Committee approved, for a two-year period commencing as of the closing of the Spin-Off and ending on the second anniversary of the closing of the Spin-Off, the suspension of the Minimum Ownership Policy with respect to those executive officers and other executive management who would otherwise fail to satisfy the stock ownership policy solely as a result of the Spin-Off (it being understood that all other sections of the stock ownership policy continue in full force and effect following the Spin-Off).

All executive officers and other executive management are in compliance with the Company’s stock ownership policy, after giving effect to the suspension of the Minimum Ownership Policy in connection with the Spin-Off described above.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its executive officers and other executive management.

Incentive Compensation Recoupment (Clawback) Policy

On March 1, 2016, upon recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy, effective as of February 1, 2016, to allow the Company to recoup cash and equity incentive compensation awarded or granted after the policy’s effective date to Named Executive Officers and other executive officers and executive management designated by the Board of Directors. In the event a restatement of the Company’s financial statements is required due to material noncompliance with any accounting requirements, the recoupment applies to incentive compensation earned during the prior three-year period that is in excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results. The policy applies regardless of fault in the circumstances leading to the restatement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of options, restricted stock/units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the awards being issued. For restricted stock/units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. Nearly all equity grants since March 2009 have been awards of restricted stock/units. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee is mindful of the fact that, with respect to options, the accounting charge is not reversible should the option expire with a market price less than the exercise price.

Section 162(m) of the Code generally limits the deductibility of compensation paid in excess of $1,000,000 in any taxable year to certain Named Executive Officers, subject to an exception for qualified performance-based compensation that was eliminated by recent tax reform legislation under the TCJA for tax years beginning on or after January 1, 2018. The TCJA also expanded the scope of “covered employees” whose compensation may be subject to this deduction limit by, among other things, including the principal financial officer and providing that once an individual becomes a covered employee for any tax year beginning after December 31, 2016, that individual will remain a covered employee for all future tax years to the extent he or she receives compensation (including after any termination of employment). The TCJA includes a transition period under which these changes to Section 162(m) of the Code will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date.

It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans. Prior to 2018, we have structured certain components of our executive compensation program in a manner intended to be performance-based for purposes of Section 162(m) of the Code in order to preserve deductibility for federal income tax purposes, although the Compensation Committee may have granted non-deductible compensation if it considered it appropriate and in the best interest of the Company. In light of the repeal of the performance-based exception to Section 162(m) of the Code, the Compensation Committee has granted and expects in the future to grant compensation, including compensation tied to performance, that may not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE Barry J. Alperin, Chairperson Joseph L. Herring Bradley T. Sheares, Ph.D.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 25, 2019 are:

Name	Age	Position
Gerald A. Benjamin	66	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	69	Chairman, Chief Executive Officer, Director
James P. Breslawski	65	Vice Chairman, President, Director
Michael S. Ettinger	57	Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary
Mark E. Mlotek	63	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	61	Executive Vice President, Chief Financial Officer, Director
Walter Siegel	59	Senior Vice President and General Counsel

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1—Election of Directors” set forth above. Biographies for our other executive officers are:

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary since 2015. He is also a member of our Executive Management Committee and our Technology Advisory Board. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

WALTER SIEGEL has been with the Company since 2013 as Senior Vice President and General Counsel. He is also a member of our Executive Management Committee. Mr. Siegel directs the Company’s worldwide legal and regulatory functions and activities, advising the Company on a broad range of legal and regulatory matters affecting various business units, including, among other things, mergers and acquisitions, litigation, intellectual property, SEC reporting and regulatory diligence and compliance. He also manages input from outside counsel on corporate and litigation matters, and oversees and participates in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel brings to the

Company a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held positions of increasing responsibility, including Senior Vice President, General Counsel and Secretary, for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Other Executive Management

Other members of our executive management and their ages and positions as of March 25, 2019 include:

Name	Age	Position
David Brous	50	President, Strategic Business Units Group and Asia Pacific & Brazil Dental
Brad Connett	60	President, U.S. Medical Group
James A. Harding Jr.	63	Chief Executive Officer, Henry Schein One
Jonathan Koch	44	Senior Vice President and Chief Executive Officer, Global Dental Group
Lorelei McGlynn	55	Senior Vice President, Chief Human Resources Officer
James Mullins	54	Senior Vice President, Global Services
Christopher Pendergast	56	Senior Vice President and Chief Technology Officer
Michael Racioppi	64	Senior Vice President, Chief Merchandising Officer

Biographies for such other members of our executive management are:

DAVID BROUS has been with the Company since 2002 and in his current position as President, Strategic Business Units Group since February 2019. In this capacity, Mr. Brous leads the Asia Pacific and Brazil regions of Henry Schein’s Global Dental Distribution Group. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Brous held many positions within the Company, including leading and managing the Corporate Business Development Group and the International Healthcare Group (managing our International Animal Health business, International Medical business and Australia/New Zealand Dental business). In his role managing the Strategic Business Units, Mr. Brous leads the Company’s portfolio of manufacturing and specialty businesses, including our orthodontics and endodontics platforms. He is also responsible for select joint ventures and other specialty projects. In his role managing Asia Pacific and Brazil regions, Mr. Brous leads the Company’s distribution platforms for those markets.

BRAD CONNETT has been with the Company since 1997, and in his current position as President of Henry Schein’s U.S. Medical Group, one of the nation’s leading providers of products and services to physician offices, urgent care clinics, retail clinics, freestanding emergency rooms, integrated delivery networks, ambulatory surgery centers, and other alternate care sites, since February 2019. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Connett held positions of increasing responsibility at the Company. Mr. Connett is responsible for leading the Medical group’s strategic direction, management and business performance, including sales, marketing, operations, business development and technology solutions. Throughout his career, he has received numerous industry honors, including the John F. Sasen Leadership Award from the Health Industry Distributors Association (HIDA) in recognition of his service to the industry, and induction into the Medical Distribution Hall of Fame by Repertoire Magazine.

JAMES A. HARDING JR has been with the Company since 2000, and in his current position as Chief Executive Officer, Henry Schein One, a joint venture formed to deliver integrated technology to enhance dental practice management and allow dentists to focus more on delivering quality patient care, since 2018, and is a member of the board of directors of Henry Schein One. He is also a member of our Executive Management Committee and our Technology Advisory Board. Prior to holding his current position, Mr. Harding was most recently Senior Vice President, Henry Schein, Inc., and Chief Executive Officer of Henry Schein’s Global Practice Solutions Group. Prior to that, he served as the Company’s Senior Vice President and Corporate Chief Technology Officer. Mr. Harding was formerly Chief Information Officer at Olsten Corporation, a leading health care and staffing services company. Prior to Olsten, Mr. Harding worked for 20 years at Mobil Oil Corporation in various capacities including Chief Information Officer of the America’s Marketing & Refining Division and Director of Global IT Architecture. Mr. Harding is a Certified Public Accountant.

JONATHAN KOCH has been with the Company since 2018 as Senior Vice President and Chief Executive Officer, Global Dental Group. He is also a member of our Executive Management Committee and our Technology Advisory Board. He is responsible for overall leadership of the Global Dental Group, including strategic direction, management and business performance as well as sales, marketing, operations, business development and technology solutions. Mr. Koch brings to Henry Schein a significant track record in leading high-performing and high-profit teams and transforming businesses as company and industry dynamics redefine success. Before joining the Company, he was a senior executive at Laboratory Corporation of America Holdings (LabCorp), a leading health care diagnostics company. Prior to joining the Company, he served as Executive Vice President and Group President of Covance Clinical Development & Commercialization Services, leading more than 11,000 employees in over 60 countries. Prior to that, Mr. Koch was Executive Vice President and Group President of Covance Research and Development Laboratories. Prior to Covance, Mr. Koch spent nine years with Charles River Laboratories in various roles of increasing responsibility and scope, ranging from functions such as finance, contracts, proposal development to operating groups that included project management, clinical monitoring and medical affairs.

LORELEI MCGLYNN has been with the Company since 1999, and in her current position as Senior Vice President, Chief Human Resources Officer since 2013. She is also a member of our Executive Management Committee. Since joining Henry Schein in 1999, Ms. McGlynn has served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President of Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience at Henry Schein’s operations around the world. In her current position, Ms. McGlynn is responsible for managing the Company’s Global Human Resources function, including talent acquisition, organizational development, compensation, benefits and employee relations. In addition, Ms. McGlynn oversees Henry Schein’s Accounts Payable, Accounts Receivable and Payroll departments. Ms. McGlynn also leads and participates in numerous special projects, such as system integrations, software implementations, due diligence, Team Schein Member communications and global best practices. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Certified Public Accountant, a Senior Professional in Human Resources and a SPHR – Senior Certified professional.

JAMES MULLINS has been with the Company since 1988, and in his current position as Senior Vice President, Global Services since February 2019. He is also a member of our Executive Management Committee. Mr. Mullins is responsible for leading global supply chain, the U.S. customer service function, acquisitions and integration activity for Global Services, and partnering with the Company’s specialty manufacturing business leaders to share best practices across the organization. Prior to holding his current position, Mr. Mullins held a number of key positions of increasing responsibility at Henry Schein, including Global Chief Customer Service Officer.

CHRISTOPHER PENDERGAST has been with the Company since April 2018, and in his current position as Senior Vice President and Chief Technology Officer since February 2019. He is also a member of our Executive Management Committee and our Technology Advisory Board. Mr. Pendergast brings more than 30 years of experience leading large-scale global IT organizations for companies experiencing growth through acquisition, global expansion and implementing new business models. His expertise includes leading organizations through transformational change, connecting IT to the needs of the business, converting digital complexity into strategy and aligning IT costs. Prior to joining the Company, Mr. Pendergast held global leadership roles, including Chief Technology Officer and Chief Information Officer, at VSP Global, which provides access to eye care and eyewear. During his 10 year tenure at VSP Global, he drove strategy and continuous transformation, optimization and modernization initiatives. Prior to VSP Global, he served in roles of increasing responsibility at Natural Organics, Inc., IdeaSphere Inc./Twinlab Corporation, Rohm and Hass and IBM Corporation.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President of the Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

Summary Compensation Table for Fiscal 2018, Fiscal 2017 and Fiscal 2016

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2018 2017 2016	$1,417,577 $1,382,654 $1,342,385	$0 $0 $0	$2,975,000 $3,500,000 $8,500,000[4]	$0 $0 $0	$1,776,739 $2,002,164 $2,376,530	$0 $0 $0	$312,423[5] $326,443 $376,067	$6,481,739 $7,211,261 $12,594,982
James P. Breslawski Vice Chairman, President	2018 2017 2016	$737,654 $719,654 $698,769	$50,000 $35,000 $100,000	$1,360,000 $1,600,000 $1,600,000	$0 $0 $0	$516,408 $570,133 $610,715	$0 $0 $0	$88,289[6] $83,002 $84,886	$2,752,351 $3,007,789 $3,094,370
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2018 2017 2016	$582,096 $567,692 $551,308	$75,000 $0 $0	$1,275,000 $1,500,000 $1,500,000	$0 $0 $0	$644,925 $734,300 $813,184	$0 $0 $0	$74,977[6] $78,562 $69,307	$2,651,998 $2,880,554 $2,933,799
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2018 2017 2016	$582,096 $567,692 $551,308	$30,000 $15,000 $25,000	$1,275,000 $1,500,000 $1,500,000	$0 $0 $0	$682,466 $694,102 $769,691	$0 $0 $0	$82,247[6] $75,774 $72,283	$2,651,809 $2,852,568 $2,918,282
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	2018	$582,096	$25,000	$1,190,000	$0	$615,426	$0	$71,202[6]	$2,483,724
Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	2018 2017 2016	$209,273 $665,000 $410,000	$0 $800,000 $400,000	$1,275,000 $1,500,000 $2,300,000	$0 $0 $0	$0 $738,379 $879,789	$0 $0 $0	$4,982,997[7] $51,909 $287,021	$6,467,270 $3,755,288 $4,276,810

* Ms. Prange separated from the Company on April 23, 2018.

1 Represents additional incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee.

2 Represents restricted stock/units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 29, 2018, as filed with the SEC on February 20, 2019. The maximum payout percentage for the 2018 LTIP awards of performance-based restricted stock units is 150% and the maximum payout percentage for the 2018 LTIP awards of time-based restricted stock units is 100%. (For Mr. Bergman such amount equals $4,462,500, for Mr. Breslawski such amount equals $1,802,000, for Messrs. Paladino and Benjamin and Ms. Prange such amount equals $1,689,375 and for Mr. Mlotek such amount equals $1,576,750.) In connection with her separation from the Company, Ms. Prange’s 2018 grant of restricted stock/units was forfeited. (See footnote 7 of the Summary Compensation Table for more information on the treatment of Ms. Prange’s 2016 and 2017 restricted stock/unit awards upon her separation from the Company.)

3 Represents annual incentive compensation (i.e., bonus) paid under the PIP, or with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan and the PIP. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP and the Section 162(m) Cash Bonus Plan.

4 Includes a performance-based restricted stock unit award (three-year cliff vesting) with a grant date fair value of $3,500,000 granted on March 4, 2016 in connection with the Company’s annual equity grant under its LTIP. Also includes a restricted stock unit award granted on May 25, 2016 with a grant date fair value of $5,000,000 granted in connection with the three-year renewal of Mr. Bergman’s employment agreement with half awarded in the form of a performance-based restricted stock unit award and the other half awarded in the form of a time-based restricted stock unit award, with each such award scheduled to vest on December 31, 2019.

5 Includes the following: (i) $18,500 matching contribution under 401(k) Plan account; (ii) $15,850 in excess life insurance premiums; (iii) $80,730 in SERP contribution; (iv) $3,027 in excess business travel insurance; (v) $14,516 of personal commuting expenses for use of the Company’s car service; (vi) $179,550 for the cost of providing administrative services to Mr. Bergman and (vii) $250 for the cost of providing telephone services. The amount totaling $194,316 (under items (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2018.

6 For each of Messrs. Breslawski, Paladino, Benjamin and Mlotek, includes the following: (i) $20,400 in automobile allowance; (ii) $18,500 in matching contribution under 401(k) Plan account; (iii) $1,002 in excess business travel insurance; (iv) $11,476, $9,053, $11,323 and $9,053, respectively, in excess life insurance premiums; (v) $33,136, $22,247, $22,247 and $22,247, respectively, in SERP contribution and (vi) $3,775 each for executive health exam costs (other than Mr. Mlotek). For Mr. Benjamin, such amount also includes a $5,000 service award payment for 30 years of service with the Company.

7 For Ms. Prange, includes the following: (i) $6,800 in automobile allowance; (ii) $4,635 in matching contribution under 401(k) Plan account; (iii) $314 in excess business travel insurance and (iv) $849 in excess life insurance premiums. Such amount also includes the following severance in connection with Ms. Prange’s separation from the Company on April 23, 2018: (i) $1,029,000 in continued base salary for 18 months; (ii) $68,367 in continued health coverage for 18 months; (iii) $740,000 as payment for her annual bonus payment at target for 2018 as if she had been employed through the bonus payment date on or about March 2019 (iv) $616,667 as the pro rata portion of her annual bonus at target for 2019 that she would have earned through October 23, 2019 had she continued to be employed through the bonus payment date on or about March 2020; (v) $984,365 which represents the incremental cost to the Company resulting from the full, accelerated vesting of her 2016 LTIP sign-on grant of restricted stock/units; (vi) $500,000 as payment of the unpaid last installment of her sign-on bonus; (vii) payment of $85,000 to cover additional premium of the conversion of group life and disability policies to personal policies and miscellaneous transition items and (viii) $947,000 as a cash payment equivalent in value to the 2017 LTIP grant that would have vested through the end of the 18 month severance period.

CEO Pay Ratio

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. There have been no changes in 2018 that we reasonably believe would significantly affect our pay ratio disclosure. Accordingly, as permitted by the rules, for fiscal 2018, we used the same median employee and methodology that we used for fiscal 2017, except that we used fiscal 2018 compensation in determining the compensation for our CEO and median employee for calculating the 2018 pay ratio, as described below.

To determine our median employee, we utilized data as of October 1, 2017 (the “Determination Date”). We examined the 2017 total cash compensation, including base salary, overtime, bonus and commission (excluding benefits) for all individuals, excluding our CEO, who were employed by us on the Determination Date. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual base salary based on a reasonable estimate of hours worked during 2017 for hourly employees, and upon salary levels for the remaining employees. Other than the foregoing, we did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the total cash compensation for full-time employees who commenced work after January 1, 2017. We excluded approximately 1,000 employees from the following eight countries, which represents approximately 4.8% of the Company’s total employee population: China, Czech Republic, Malaysia, Poland, Portugal, South Africa, Taiwan and Thailand. For purposes of determining this exclusion, the Company had approximately 10,300 U.S. employees and approximately 10,100 non-U.S. employees as of the Determination Date.

Country	Approximate Number of Employees	Approximate Percentage of Total Population
China	191	0.94%
Czech Republic	277	1.36%
Malaysia	3	0.01%
Poland	218	1.07%
Portugal	10	0.05%
South Africa	105	0.52%
Taiwan	13	0.06%
Thailand	152	0.75%

We used a valid statistical sampling approach to estimate the total cash compensation for our median employee by selecting an employee whose total cash compensation was at or near the value of the median employee’s compensation.

After identifying the median employee based on total cash compensation, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table. We also added the value of employer provided medical benefits and employer retirement contributions to both the CEO and the median employee compensation, as such benefits represent a significant component of our employees’ total compensation.

The median employee’s total annual compensation (including medical benefits and employer retirement contributions) in fiscal 2018 was $74,931. The CEO’s total annual compensation (including medical benefits and employer retirement contributions) in fiscal 2018 was $6,500,064. Therefore, for fiscal 2018, the ratio of CEO pay to median employee pay was 87:1.

Employment and Letter Agreements and Post Termination and Change in Control Arrangements

Employment Agreement with the Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of December 31, 2016. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2016, and includes the following revisions: (i) extending the term until December 31, 2019; (ii) clarifying certain provisions relating to relocation under the definition of “good reason” and the offset of health benefits where coverage from a subsequent employer is available; (iii) applying the restrictive covenants to the Company’s affiliates (in addition to the Company) and restricting certain other activities; (iv) adding an acknowledgement that any incentive compensation paid will be subject to the Company’s clawback policy, except that in the event of a change in control, only a clawback policy mandated by law or that recoups compensation due to certain types of misconduct will apply; and (v) providing for restricted stock unit awards described in greater detail below to entice Mr. Bergman to accept the terms of the amended and restated employment agreement.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2019, with successive one-year extensions, provided we give at least six months’ notice of extension to Mr. Bergman, subject to his refusal within 90 days after notice of extension. The employment agreement, consistent with the prior employment agreement, sets Mr. Bergman’s annual base salary at the annual rate of $1,180,000, subject to increase from time to time. Mr. Bergman’s current base salary is $1,427,000. In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and incentive compensation, a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), accrued and unpaid vacation pay, and all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control, and all unvested outstanding options and shares of restricted stock shall become fully vested, except that in the case of a termination during a specified period in advance of a change in control, Mr. Bergman will receive a cash payment equal to the difference between the consideration paid in the change in control and the strike price of Mr. Bergman’s forfeited options as of the date of termination as provided in his employment agreement.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths which may be reduced by any health and medical benefits that Mr. Bergman and his spouse become eligible to receive under any health and medical benefit plans of any subsequent employer. Such health and medical coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation, non-diversion and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with the Company’s business or recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates, or divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason or (c) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to entice Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a three-year renewal of his employment term), the Compensation Committee offered Mr. Bergman a grant (referred to herein as the May 2016 Grant) of two restricted stock unit awards under the 2013 Stock Incentive Plan, with an aggregate grant date fair value of $5,000,000 split equally between the two awards, (74,089 total shares, adjusted to reflect the effects of the 2017 Stock Split and the Spin-Off), and which became effective on May 25, 2016 (the “2016 RSUs”), with one grant awarded in the form of a performance-based restricted stock unit award (“Performance-Based RSU Award”) and the other grant awarded in the form of a time-based restricted stock unit award (“Time-Based RSU Award”). Except with respect to pro rata vesting or full acceleration of the vesting of the 2016 RSUs as described below, the Performance-Based RSU Award will become vested on December 31, 2019, subject to the attainment of performance goals that were set by the Compensation Committee in writing on February 23, 2017 and Mr. Bergman’s continued service through such date, and the Time-Based RSU Award will become vested on December 31, 2019, subject to Mr. Bergman’s continued service through such date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2019, a pro rata portion of the 2016 RSUs will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target with respect to the Performance-Based RSU Award, with the remaining 2016 RSUs subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2019. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the 2016 RSUs will become fully vested, and, in the case of the Performance-Based RSU Award, without regard to the achievement of the performance target. Once vested, the 2016 RSUs will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of 2016 RSUs will be settled on the six-month anniversary of termination of employment, with any remaining 2016 RSUs that vest on December 31, 2019 generally being settled within 30 days of December 31, 2019 or, if earlier, following a change in control.

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he or she will not, without the Company’s prior written consent, solicit our employees for employment.

Letter Agreement with the Former Executive Vice President of the Company and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group

The Company and Ms. Prange entered into a letter agreement which became effective on her start date of May 17, 2016. Ms. Prange separated from the Company on April 23, 2018. (See below for a description of payments made, or to be made, to Ms. Prange upon her separation from the Company.) The letter agreement set Ms. Prange’s annual base salary at $650,000, subject to review from time to time, and provided that she was eligible for an annual target bonus of up to $720,000, subject to her continued employment through the payment date. The target bonus for fiscal 2016 was paid in March 2017 and was guaranteed to be at least $720,000. After fiscal 2016, her goals, objectives and bonus targets were developed by the Company on an annual basis and were subject to the terms and conditions of the applicable bonus plan or program, provided that the target was to be no less than the 2016 target bonus, unless reduced pursuant to a plan generally applicable to senior management employees. (See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion of non-equity incentive plan compensation.) She was also eligible to participate in the Company’s LTIP under the 2013 Stock Incentive Plan beginning in 2016 with the first annual LTIP grant having a grant date value of $1,000,000. Such grant was made on June 10, 2016. Future eligibility to participate in the LTIP was subject to the sole discretion of the Compensation Committee. She was also entitled to participate in the Company’s 401(k) plan and other benefit plans and programs, subject to the terms and conditions of the applicable plans and programs.

In connection with the hiring of Ms. Prange, the Company agreed to provide her with a sign-on bonus and sign-on LTIP grant. The letter agreement provided for a sign-on bonus divided into the following three installment payments, each subject to her continued employment up to the applicable date of each installment payment: (i) $400,000, payable on her start date; (ii) $800,000, payable on the first anniversary of her start date; and (iii) $500,000, payable on the second anniversary of her start date. If she left for any reason within 12 months of any applicable installment payment dates for any reason other than her termination for “good reason” or the Company’s termination of her employment without “cause”, she was obligated to reimburse the Company within 12 months of her termination for any and all installment payments made within the preceding 12 month period. The letter agreement also provided for the grant of a sign-on LTIP with a grant date value of $1,300,000 in the form of restricted stock; 65% vests based on the achievement of performance goals determined by the Compensation Committee and a three year cliff vesting schedule, subject to her continued active employment until the end of the three year period and 35% vests based on a four year cliff vesting schedule, subject to her continued active employment until the end of the four year period. Such grant was made on June 10, 2016.

Although Ms. Prange was employed by the Company on an “at-will” basis, her letter agreement provided that a termination by the Company without cause or by her for good reason, entitled her to receive, subject to her timely execution and non-revocation of the Company’s customary release: (i) continued base salary for 12 months (except in the case of a good reason event that may only be triggered on or after the third anniversary of her start date, in which case the period is 18 months); (ii) subject to her timely election under COBRA, continued health coverage with a waiver of applicable COBRA premiums for the applicable severance period; (iii) a pro rata portion of any annual bonus at target level she would have earned from her termination date though the end of the severance period; (iv) full vesting of the sign-on LTIP grant; and (v) payment of any unpaid amounts of the sign-on bonus. If Ms. Prange terminated due to “disability,” she was entitled to receive any unpaid, but earned annual bonus and sign-on bonus with respect to any such bonus relating to the year preceding the year in which she terminated due to disability and the pro rata portion of any such bonus for the year in which she terminated due to disability, provided, however, that she was employed for at least 25% of such year. Simultaneous with her hire date, Ms. Prange entered into a change in control agreement that provided severance and other entitlements in certain instances in connection with a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements—Named Executive Officers Other than the Chief Executive Officer.”) In such case, the severance provided under the letter agreement would cease or severance provided under the change in control agreement would be reduced by severance amounts paid under the letter agreement.

The letter agreement also provided that Ms. Prange agreed and acknowledged that her cash and non-cash incentive compensation (other than her 2016 target bonus, sign-on bonus and sign-on LTIP), unless otherwise required by law, was subject to the terms and conditions of the Company’s incentive compensation recoupment (clawback) policy. In connection with the entering into of the letter agreement, Ms. Prange also agreed to the terms and conditions of a confidentiality and non-solicitation/non-compete agreement which included, among other things, confidentiality, non-solicitation, non-diversion and non-compete provisions while she was employed by us and for specified periods of time thereafter (generally, 12 or 18 months following termination).

As previously disclosed, Ms. Prange separated from the Company on April 23, 2018. In exchange for a release of claims and non-revocation of the release in favor of the Company and related parties (the “Release”), Ms. Prange received: (i) continued base salary for 18 months (the “Severance Period”); (ii) subject to her timely election under COBRA, continued health coverage with a waiver of applicable COBRA premiums for the Severance Period; (iii) her annual bonus at target for 2018 as if she had been employed through the bonus payment date on or about March 2019 plus a pro rata portion of her annual bonus at target for 2019 she would have earned through October 23, 2019 and had she continued to be employed through the bonus payment date on or about March 2020; (iv) full vesting of the sign-on grant of restricted stock; (v) payment of the unpaid last installment of the sign-on bonus; (vi) payment of $85,000 to cover additional premium of the conversion of group life and disability policies to personal policies and miscellaneous transition items, and (vii) a cash payment equivalent in value to the 2017 LTIP grant that would have vested through the end of the Severance Period. The Release subjects Ms. Prange to various restrictive covenants for a restricted period between eighteen and thirty-six months following her separation from the Company.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 28, 2018 (the last business day of fiscal 2018) under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0[4]

Resignation without good reason and not due to retirement	$0	$392,000	$0	$723,928	n/a	$1,115,928[5]

Company termination without cause, due to voluntary resignation for good reason or due to non-renewal of employment contract	$9,381,113	$392,000	$4,569,696	$820,496	n/a	$15,163,305[6]

Resignation due to retirement	$0	$392,000	$4,569,696	$723,928	n/a	$5,685,624[7]

Termination due to disability	$9,381,113	$392,000	$10,537,240	$723,928	n/a	$21,034,281[8]

Resignation for good reason or Company termination without cause within two years after the change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control	$13,187,329	$392,000	$14,564,261	$1,066,644	n/a	$29,210,234[9]

Death of executive	$1,776,739	$183,000	$10,537,240	$0	n/a	$12,496,979[10]

All Named Executive Officers, Other than the CEO and Karen Prange

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James P. Breslawski Vice Chairman, President	$5,555,896	$39,650	$5,189,004	$0	n/a	$10,784,550[11]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$4,878,074	$55,169	$4,864,701	$0	n/a	$9,797,944[11]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$4,870,616	$39,650	$4,864,701	$0	n/a	$9,774,967[11]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$4,630,575	$39,650	$4,540,087	$0	n/a	$9,210,312[11]

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]		Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Death or Disability

James P. Breslawski Vice Chairman, President	$0	$0	$3,992,427	[12]	$0	n/a	$3,992,427

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$3,742,920	[12]	$0	n/a	$3,742,920

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$3,742,920	[12]	$0	n/a	$3,742,920

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$3,493,106	[12]	$0	n/a	$3,493,106

1 Represents the value of restricted stock/units that would accelerate and vest, if any, on termination. In the case of time-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units that accelerate by $77.92, the per share closing price of common stock on December 28, 2018. In the case of performance-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units granted on the grant date (i.e., target award) by $77.92, the per share closing price of common stock on December 28, 2018. No unvested options are held by the Named Executive Officers. Since this Post Termination and Change in Control Calculations table represents amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 28, 2018 (which was prior to the Spin-Off), the number of shares and the per share closing price of common stock included in the calculations have not been adjusted to reflect the Spin-Off.

2 We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within 60 days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2018” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (a) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date through the immediately succeeding December 31 over (b) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his May 2016 performance-based restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2019 based on achievement of the performance goal. As of December 28, 2018, the value of the pro rata vesting is $1,645,382, and the present value of the full vesting after December 28, 2018 and until December 31, 2019 is $618,694 in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his May 2016 time-based restricted stock unit award as of his termination date, as well as deemed vesting of such award on December 31, 2019. As of December 28, 2018, the value of the pro rata vesting is $1,645,494 and the present value of full vesting after December 31, 2018 and until December 31, 2019 is $618,736.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his May 2016 performance-based restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2019 based on achievement of the performance goal. As of December 28, 2018, the value of the pro rata vesting is $1,645,382, and the present value of the full vesting after December 28, 2018 and until December 31, 2019 is $618,694, in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his May 2016 time-based restricted stock unit award as of his termination date, as well as deemed vesting of such award on December 31, 2019. As of December 28, 2018, the value of the pro rata vesting is $1,645,494, and the present value of full vesting after December 28, 2018 and until December 31, 2019 is $618,736, subject to his compliance with restrictive covenants in his employment agreement.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2016, 2017 and 2018 from the date of grant through to the date of employment termination over 1,095 days, the May 2016 performance-based restricted stock unit grant and the May 2016 time-based restricted stock unit grant, full vesting of such awards as of employment termination date (with the May 2016 performance-based restricted stock unit vesting at target), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) vesting of any unvested outstanding shares of restricted stock/units, (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2016, 2017 and 2018 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the May 2016 performance-based restricted stock unit grant and the May 2016 time-based restricted stock unit grant, full vesting of such award as of employment termination date (with the May 2016 performance-based restricted stock units vesting at target) and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

11 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) any unvested outstanding shares of restricted stock/units become fully vested (assuming performance-based restricted stock/units achievement at target level) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino, Benjamin and/or Mlotek in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

12 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to 100% acceleration of their respective time-based restricted stock/units granted in 2015, 2016, 2017 and 2018, and pro rata vesting of their respective performance-based restricted stock/units granted in 2016, 2017 and 2018 (from the date of grant through to the date of employment termination over 1,095 days).

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure—Pay Elements—Details—Long—Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure—Pay Elements—Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2018

Name and Principal Position			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other	All Other Option
	Type of Grant[1]	Grant Date	Thres- hold ($)	Target ($)	Maximum[2] ($)	Th- res- hold (#)	Target[3] (#)	Maxi- mum[3,4] (#)	Stock Awards[5] Number of Shares of Stock or Units[3] (#)	Awards Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	162(m) PIP RSU SO	n/a n/a 3/2/2018 n/a	$90,831 $0	$1,979,250 $282,750	$3,874,708 $325,163	0	57,652	86,478	0	0	n/a	$2,975,000 n/a

James P. Breslawski Vice Chairman, President	PIP RSU SO	n/a 3/2/2018 n/a	$93,500	$850,000	$1,591,648	0	17,130	25,695	9,224	0	n/a	$1,360,000 n/a

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	PIP RSU SO	n/a 3/2/2018 n/a	$51,800	$740,000	$1,302,400	0	16,059	24,088	8,648	0	n/a	$1,275,000 n/a

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	PIP RSU SO	n/a 3/2/2018 n/a	$148,000	$740,000	$1,161,800	0	16,059	24,088	8,648	0	n/a	$1,275,000 n/a

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	PIP RSU SO	n/a 3/2/2018 n/a	$69,426	$684,000	$1,139,463	0	14,989	22,483	8,071	0	n/a	$1,190,000 n/a

Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	PIP RSU SO	n/a 3/2/2018 n/a	$85,100	$740,000	$1,359,767	0	16,059	24,088	8,648	0	n/a	$1,275,000 n/a

* Ms. Prange separated from the Company on April 23, 2018.

1 “162(m)” means annual incentive compensation (i.e., bonus) paid under the Company’s Section 162(m) Cash Bonus Plan. “PIP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2018 PIP. “RSU” means performance-based restricted stock unit awards made pursuant to the Company’s 2013 Stock Incentive Plan. “SO” means options. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP and the Section 162(m) Cash Bonus Plan.

2 The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company Financial/EPS Target, ranges from 135% to 200% for the Business Financial Goal (depending on the specific category of the goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals. The maximum payout percentage under the Section 162(m) Cash Bonus Plan is approximately 188%.

3 In February 2019, the Compensation Committee adjusted the number of shares subject to the 2018 LTIP to reflect the Spin-Off in accordance with the 2013 Stock Incentive Plan. The number of shares set forth in the Grants of Plan-Based Awards for Fiscal 2018 table are as of the end of fiscal 2018 but have been adjusted to reflect the Spin-Off.

4 The maximum payout percentage for the 2018 LTIP awards of performance-based restricted stock is 150%.

5 Time-based restricted stock (four-year cliff) awarded in fiscal 2018 to Named Executive Officers (other than Mr. Bergman). Each of Mr. Bergman’s restricted stock unit grants are 100% performance-based (3 year-cliff vesting), except for his May 2016 Grant which was 50% performance-based and 50% time-based, with such awards to vest on December 31, 2019.

6 These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 29, 2018, as filed with the SEC on February 20, 2019.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of performance-based and time-based restricted stock/units granted to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards.” We did not grant Named Executive Officers options in fiscal 2018.

The threshold, target and maximum amount of the performance-based restricted stock/units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underly- ing Unexercis- ed Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3,4] (#)	Market Value of Shares or Units of Stock That Have Not Vested[5] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3,6] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[5] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	0	n/a	n/a	n/a	37,046	$2,239,431	155,088	$9,375,070

James P. Breslawski Vice Chairman, President	0	0	n/a	n/a	n/a	35,979	$2,174,931	40,489	$2,447,560

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	0	n/a	n/a	n/a	33,731	$2,039,039	37,958	$2,294,561

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	0	n/a	n/a	n/a	33,731	$2,039,039	37,958	$2,294,561

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	0	n/a	n/a	n/a	31,479	$1,902,906	35,426	$2,141,502

Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	0	0	n/a	n/a	n/a	0	$0	0	$0

* Ms. Prange separated from the Company on April 23, 2018.

1 The Company does not issue performance-based options.

2 All options granted under the 2013 Stock Incentive Plan (formerly known as the 1994 Stock Incentive Plan) have a ten year term unless otherwise terminated earlier in accordance with the plan.

3 In February 2019, the Compensation Committee adjusted the number of shares subject to outstanding LTIP awards to reflect the Spin-Off in accordance with the 2013 Stock Incentive Plan. The number of shares set forth in the Outstanding Equity Awards at 2018 Fiscal Year-End table are as of the end of fiscal 2018 but have been adjusted to reflect the Spin-Off.

4 Beginning in March 2009, time-based restricted stock/units (four-year cliff vesting) were awarded to the Named Executive Officers, except Mr. Bergman. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards (other than his May 2016 Grant in connection with the renewal of his employment agreement which was 50% performance-based with three-year cliff vesting and 50% time-based with three-year cliff based vesting).

5 Based on the closing market price of $60.45 (as adjusted for the Spin-Off) of the Company’s common stock on December 28, 2018, the last trading day in fiscal 2018.

6 Represents number of shares of performance-based restricted stock (three-year cliff vesting) granted in 2016, 2017 and 2018 under the Company’s 2013 Stock Incentive Plan. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2018, but excludes shares of performance-based restricted stock forfeited under the 2016 LTIP when it subsequently vested on March 4, 2019, excludes shares of performance-based restricted stock which we estimate will be forfeited under the 2017 LTIP and includes additional shares of performance-based restricted stock which we estimate will be paid under the 2018 LTIP.

Option Exercises and Stock Vested for Fiscal 2018

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	53,704	$3,500,964

James P. Breslawski Vice Chairman, President	0	$0	22,441	$1,476,031

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	$0	20,854	$1,371,382

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	$0	20,854	$1,371,382

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	$0	19,858	$1,306,453

Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	0	$0	25,790[3]	$1,982,477[3]

* Ms. Prange separated from the Company on April 23, 2018.

1 For each Named Executive Officer (other than Mr. Bergman and Ms. Prange), such amount represents (i) performance-based restricted stock/units (three-year cliff vesting) granted on March 3, 2015 and (ii) time-based restricted stock/units (four-year cliff vesting) granted on February 27, 2014. For Mr. Bergman, such amount represents performance-based restricted stock/units (three-year cliff vesting) granted on March 3, 2015. For Ms. Prange, such amount represents (i) performance-based restricted stock/units (three-year cliff vesting) granted on June 10, 2016 and (ii) time-based restricted stock/units (four-year cliff vesting) granted on June 10, 2016, each of which vested on May 1, 2018 (as described on footnote 3 of this Option Exercises and Stock Vested for Fiscal 2018 table).

2 The value realized from vesting of restricted stock/units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock/units that vested. The closing market price on February 27, 2018 was $67.21, the closing market price on March 2, 2018 (actual vesting date of March 3, 2018 was a non-business day so vesting occurred on the preceding business day) was $65.19 and the closing market price on May 1, 2018 was $76.87.

3 In connection with Ms. Prange’s separation from the Company on April 23, 2018, Ms. Prange delivered to the Company a Release that provides, in exchange for a release of claims and non-revocation of the Release, she would receive, among other things, full vesting of the sign-on grant of restricted stock granted on June 10, 2016.

Nonqualified Deferred Compensation for Fiscal 2018

The following table provides information regarding our SERP. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$78,568	$45,066	$0	$3,272,039

James P. Breslawski Vice Chairman, President	$0	$32,263	$(74,427)	$0	$1,596,907

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$21,650	$32,115	$0	$1,184,776

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$21,650	$18,184	$0	$1,124,729

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$21,650	$33,107	$0	$1,015,410

Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$0	$0	$0	$0	$0[1]

* Ms. Prange separated from the Company on April 23, 2018.

1 Ms. Prange was not vested in any of her SERP benefits as of April 23, 2018 so such amount was forfeited upon her separation from the Company.

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski Vice Chairman, President	$30,257	$0	$(31,878)	$0	$445,903

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$350,064	$0	$(169,965)	$0	$2,829,445

Karen Prange* Former Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$0	$0	$0	$0	$0

* Ms. Prange separated from the Company on April 23, 2018.

Director Compensation for Fiscal 2018

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)

Barry J. Alperin	$123,000	$185,400	$0	$0	$0	$0	$308,400

Lawrence S. Bacow, Ph.D.*	$39,027	$185,400	$0	$0	n/a	$0	$224,427

Paul Brons	$80,500	$185,400	$0	$0	n/a	$0	$265,900

Shira Goodman	$48,973	$185,400	$0	$0	n/a	$0	$234,373

Joseph L. Herring	$106,000	$185,400	$0	$0	n/a	$0	$291,400

Donald J. Kabat*	$54,824	$185,400	$0	$0	$0	$0	$240,224

Kurt P. Kuehn	$105,703	$185,400	$0	$0	n/a	$0	$291,103

Philip A. Laskawy	$129,000	$185,400	$0	$0	$0	$0	$314,400

Anne H. Margulies	$47,473	$185,400	$0	$0	$0	$0	$232,873

Carol Raphael	$86,500	$185,400	$0	$0	n/a	$0	$271,900

E. Dianne Rekow, DDS, Ph.D.	$86,723	$185,400	$0	$0	$0	$0	$272,123

Bradley T. Sheares, Ph.D.	$96,777	$185,400	$0	$0	n/a	$0	$282,177

* Each of Dr. Bacow and Mr. Kabat served as a member of the Board of Directors during a portion of fiscal 2018. They did not stand for re-election as directors at the 2018 Annual Meeting of Stockholders.

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 29, 2018, as filed with the SEC on February 20, 2019. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at fiscal 2018 year end, each non-employee director (other than Mses. Goodman and Margulies) had 3,591 restricted stock units. Mses. Goodman and Margulies had 3,246 restricted stock units outstanding at fiscal 2018 year end. Dr. Bacow and Mr. Kabat did not stand for re-election at the 2018 Annual Meeting of Stockholders and each had no restricted stock units outstanding at fiscal 2018 year end. With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, Mr. Alperin had 6,113 restricted stock units, Mr. Brons had 3,327 restricted stock units, Mr. Kuehn had 5,363 restricted stock units, Mr. Laskawy had 28,366 restricted stock units, Dr. Rekow had 5,524 restricted stock units and Dr. Sheares had 36,833 restricted stock units, at fiscal 2018 year end. Mses. Margulies and Raphael and Mr. Herring did not elect to defer the payment date of any restricted stock units. In February 2019, the Compensation Committee adjusted the number of outstanding LTIP awards (as of the closing date of the Spin-Off) and the number of restricted stock units that vested prior to the Spin-Off, but pursuant to a non-employee director’s election the payment of such restricted stock units was deferred to a date following the Spin-Off, to reflect the Spin-Off in accordance with the 2015 Non-Employee Stock Incentive Plan. Restricted stock units set forth in this footnote have been adjusted for the Spin-Off.

3 None of the non-employee directors had any option awards outstanding at the end of fiscal 2018.

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Ms. Margulies participated in the Non-Employee Director Deferred Compensation Plan in 2018 and elected to defer $47,473 in fiscal 2018. Messrs. Alperin, Kabat and Laskawy and Dr. Rekow have participated in the Non-Employee Director Deferred Compensation Plan in prior years but did not elect to defer any amounts into such plan in fiscal 2018. As a result of the Spin-Off, the Compensation Committee adjusted the number of phantom shares held by a non-employee director in his or her Non-Employee Director Deferred Compensation Plan to reflect the Spin-Off in accordance with the Non-Employee Director Deferred Compensation Plan.

Annual Limit on Director Compensation

In February 2017, the Compensation Committee approved an annual limit on director compensation that provides that any equity-based awards granted to any non-employee director under the 2015 Non-Employee Director Stock Incentive Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director in respect of any such fiscal year, in each case solely with respect to his or her service to the Board of Directors, may not exceed $650,000 based on the aggregate fair market value (determined as of the date of grant) of any equity-awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In April 2017, following a benchmarking analysis and recommendations from the Compensation Committee, the Board of Directors approved changes to non-employee directors’ fees, effective January 1, 2017. The analysis took into account, among other things, best practices and the time-commitment of the Company’s non-employee directors. In January 2018, the Compensation Committee reviewed compensation paid to non-employee directors and determined such amounts should remain unchanged in fiscal 2018, except in May 2018, the Board of Directors, upon recommendation of the Compensation Committee, approved fees to be paid to the Regulatory, Compliance and Cybersecurity Committee members and Chairperson for fiscal 2018 (effective January 1, 2018) as described below. In fiscal 2018, each non-employee director received an annual retainer of $76,000 or a pro-rated amount based on their respective start dates or last date of service. Each non-employee director also received $1,500 for each committee meeting attended. The retainer for service as a Committee Chairperson for fiscal 2018 was $15,000 for the Chairperson of the Nominating and Governance Committee, Strategic Advisory Committee and Regulatory, Compliance and Cybersecurity Committee, and $20,000 for the Chairperson of the Audit Committee and the Compensation Committee. The Lead Director’s retainer for fiscal 2018 was $20,000.

Stock Awards

On March 2, 2018, each of Messrs. Alperin, Brons, Herring, Kabat, Kuehn and Laskawy, Ms. Raphael and Drs. Bacow, Rekow and Sheares was granted 3,591 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $185,400 (unchanged from the grant date fair value of non-employee directors’ restricted stock unit awards since 2009). On June 8, 2018, in connection with their appointment to the board of directors at the annual meeting of stockholders on May 31, 2018, each of Mses. Goodman and Margulies was granted 3,246 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with each award also having a grant date fair value of $185,400. The restricted stock units granted to the non-employee directors in 2018 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date. As a result of the Spin-Off, the Compensation Committee adjusted the number of shares subject to the 2018 LTIP to reflect the Spin-Off in accordance with the 2015 Non-Employee Stock Incentive Plan. The number of shares set forth in this paragraph are the adjusted number of shares.

All such grants under the 2015 Non-Employee Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee and (ii) provide for full accelerated vesting upon a change in control (as defined in the 2015 Non-Employee Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with the March 9, 2009 restricted stock unit award, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability); or (v) a change in control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $15 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure—Pay Elements—Details—Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share.” A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 2015 Non-Employee Director Stock Incentive Plan (formerly known as the 1996 Non-Employee Director Stock Incentive Plan), and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 2015 Non-Employee Director Stock Incentive Plan. Messrs. Alperin and Laskawy, Ms. Margulies and Dr. Rekow each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account. Mr. Kabat participated in the Non-Employee Director Deferred Compensation Plan through May 31, 2018 and elected to defer his eligible director fees to the phantom share account. Mr. Kabat did not stand for re-election at the 2018 Annual Meeting of Stockholders. On June 6, 2018, following his termination distribution event, the Company issued 3,370 shares of our common stock to Mr. Kabat to satisfy the distribution payment owed to him under the Non-Employee Director Deferred Compensation Plan.

As a result of the Spin-Off, the Compensation Committee adjusted the number of phantom shares held by a non-employee director, as of February 7, 2019 (the closing date of the Spin-Off), in his or her Non-Employee Director Deferred Compensation Plan to reflect the Spin-Off in accordance with the Non-Employee Director Deferred Compensation Plan.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. In 2014, the Company adopted a stock ownership policy for non-employee directors which provides that each non-employee director should own equity in the Company equal to a minimum of 10,000 shares (adjusted for the 2017 Stock Split) of Henry Schein, Inc. common stock. Non-employee directors should attempt to comply with the minimum shareholding requirement as soon as possible, but not later than May 1, 2019 (five years from the effective date of the stock ownership policy). Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the stock ownership policy.

Further, as a guideline, non-employee directors may only sell up to one-half of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock/units, unexercised vested options (held for at least three years from grant date), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock. Also, a non-employee director’s equity in the Company may not be sold until the non-employee director satisfies the Company’s stock ownership policy.

Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Company’s stock ownership policy.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its non-employee directors.

Director Retirement Policy

In November 2015, upon recommendation of the Nominating and Governance Committee, the Board of Directors adopted a director retirement policy. The Company believes that it has benefited greatly from contributions by directors who have had significant prior careers and experiences, and that the value of a director’s continuing contributions is a more important factor than a specific age in determining when a highly productive director should retire from the Board of Directors. The Company also recognizes that it is in its interest for directors to retire when that becomes appropriate, as well as the benefit to the Company from adding new directors with new perspectives. The policy provides that the Chairperson of the Nominating and Governance Committee should commence retirement discussions with a director within a few years of approaching his or her 80th birthday. In any event, a director is expected to retire at the end of his or her term during which he or she reaches the age of 80.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2018 were Messrs. Alperin, Herring and Kabat and Drs. Bacow and Sheares. Mr. Kabat and Dr. Bacow did not stand for re-election as directors at the 2018 Annual Meeting of Stockholders.

During fiscal 2018:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This Proposal 2, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhances stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this Proposal 2 is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this Proposal 2, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO USA as our independent registered public accounting firm for the fiscal year ending December 28, 2019, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO USA, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2018 and for fiscal 2017:

	Fiscal 2018	Fiscal 2017
Audit Fees — Annual Audit and Quarterly Reviews	$6,764,000	$6,877,500
Audit Related Fees	$3,556,500	$78,000
Tax Fees: —
Tax Advisory Services	$221,000	$197,000
Tax Compliance, Planning and Preparation	$556,000	$532,000
All Other Fees	$40,000	—
Total Fees	$11,137,500	$7,684,500

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees for assurance and related services, primarily for the Animal Health business separation services, as well as for services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. “All other fees” in fiscal 2018 are for real estate advisory services. There were no “all other fees” in fiscal 2017.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. BDO USA also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by BDO USA. During fiscal 2018, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, Animal Health business separation, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of real estate advisory, tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both BDO USA and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. BDO USA’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee is also responsible for BDO USA’s appointment, and approves in advance its engagements to perform audit and any non-audit services and the fee for such services.

The Audit Committee annually reviews its independent registered public accounting firm’s performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2018

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2018, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 29, 2018.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2201.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018.

THE AUDIT COMMITTEE

    Kurt P. Kuehn, Chairperson

    Barry J. Alperin

    Philip A. Laskawy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Report of the Audit Committee of the Board of Directors contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2018,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card and a vote “FOR” Proposals 2 and 3.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 12, 2019 at our headquarters located at 135 Duryea Road, Melville, New York 11747.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, via email at investor@henryschein.com or facsimile at (631) 843-5541. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2020 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than December 11, 2019. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Second Amended and Restated By-laws, a stockholder who intends to bring a proposal before the 2020 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2020 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of March 30, 2020 and the date that is 75 days prior to the date of the 2020 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2020 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

HENRY SCHEIN, INC.

135 DURYEA ROAD, MAIL STOP E-365

MELVILLE, NY 11747

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E72008-P19447 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — —  — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Barry J. Alperin	☐	☐	☐

	1b.	Gerald A. Benjamin	☐	☐	☐

	1c.	Stanley M. Bergman	☐	☐	☐

	1d.	James P. Breslawski	☐	☐	☐

	1e.	Paul Brons	☐	☐	☐

	1f.	Shira Goodman	☐	☐	☐

	1g.	Joseph L. Herring	☐	☐	☐

	1h.	Kurt P. Kuehn	☐	☐	☐

	1i.	Philip A. Laskawy	☐	☐	☐

	1j.	Anne H. Margulies	☐	☐	☐

	1k.	Mark E. Mlotek	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

	1l. Steven Paladino	☐	☐	☐

	1m. Carol Raphael	☐	☐	☐

	1n. E. Dianne Rekow, DDS, Ph.D.	☐	☐	☐

	1o. Bradley T. Sheares, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Proposal to approve, by non-binding vote, the 2018 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

3.	Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

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E72009-P19447

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 25, 2019, at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on Wednesday, May 22, 2019, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote FOR the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side